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                                                                Exhibit 10(xxii)

                                 AMENDMENT NO. 4
                         TO THE RETIREMENT BENEFIT PLAN
                            FOR ALFRED M. RANKIN, JR.
               (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1994)


         NACCO Industries, Inc. hereby adopts this Amendment No. 4 to the Retirement Benefit Plan for Alfred M. Rankin, Jr. (As Amended and Restated Effective January 1, 1994) (the "Plan"), to be effective as of the date on which the Amendment is executed. Words used herein with initial capital letters which are defined in the Plan are used herein as so defined.

                                    SECTION 1
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         Section 3.3(e) of the Plan is hereby amended in its entirety to read as follows:

         "(e) Debits for any distributions made from the Account and for any amounts forfeited under Section 5.1(e)."

                                    SECTION 2
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           Section 5.1(e) of the Plan is hereby amended by adding the following new Subsections (e) and (f) to the end thereof, to read as follows:

         "(e) Withdrawals Subject to a 10% Penalty.

         (i) The provisions of this Subsection shall apply notwithstanding any other provision of the Plan to the contrary.

         (ii) While the Participant is an Employee, he may, at any time (and from time to time) elect in writing to receive a withdrawal from the portion of his Account attributable to his Transitional Benefits, plus earnings.

         (iii) In addition to the amounts described in (ii) above, once the Participant has ceased to be an Employee of the Controlled Group, he may also elect in writing to receive a withdrawal from the portion of his Account attributable to his Opening Account Balance and his Supplemental Profit Sharing Contributions, plus earnings.

         (iv) If the Participant elects a withdrawal under this Subsection, such withdrawal must include the entire amount attributable to the type of Contributions specified by the Participant, less 10%. Such 10% reduction shall be treated as a forfeiture hereunder and shall immediately be subtracted from the Participant's Account, never to be restored.

         (f) Payment Restriction.

             Notwithstanding any provision of the Plan to the contrary, the payment of all or any portion of the amounts payable hereunder will be deferred to the extent that any amount payable, when added to any other compensation received or to be received by the Participant in the same calendar year, would not be deductible by the Employer by reason of section 162(m) of




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the Internal Revenue Code (the "Code"). The amount to be deferred will equal the amount that otherwise would not be deductible by the Employer by reason of
Section 162(m) of the Code, but in no event greater than the total amount otherwise payable hereunder. The deferred amount shall become payable on December 31 of the first succeeding calendar year in which such amount, when added to all other compensation received or to be received by the Participant in such calendar year, would not be non-deductible by the Employer by reason of section 162(m) of the Code. The Nominating, Organization and Compensation Committee of the Board of Directors, in its sole and absolute discretion, shall have the authority to waive this payment restriction (in whole or in part) upon the written request of the participant."

                  EXECUTED this 23rd day of June, 2000.
                                ----        ----

                             NACCO INDUSTRIES, INC.


                                        By:  /s/ Charles A. Bittenbender
                                             -----------------------------------
                                             Title: Vice President, General
                                                    Counsel and Secretary


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